SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is hereby entered into this 8th day of April, 2009 (the “Effective Date”) between and among Secure Keyboards, Ltd., a California Limited Partnership (“Secure Keyboards”); Secure Networks, Ltd., a California Limited Partnership (“Secure Networks”); Luis Villalobos, an individual (“Villalobos”); Howard B. Miller, an individual (“Miller”); Lawrence W. Midland, an individual (“Midland”); Robert J. Parsons, an individual (“Parsons”); Hirsch Electronics Corporation, a California corporation (“Hirsch”); SCM Microsystems, Inc., a Delaware corporation (“SCM”); and Felix Marx, an individual (“Marx”) (each a “Party” and collectively the “Parties”). Secure Keyboards, Villalobos and Miller are also sometimes collectively referred to herein as “Plaintiffs,” and each as a “Plaintiff.” SCM, Hirsch and Marx are also sometimes collectively referred to herein as “Defendants,” and each as a “Defendant.”

RECITALS

WHEREAS, on November 14, 1994, Hirsch, Secure Keyboards and Secure Networks entered into a settlement agreement (the “1994 Settlement Agreement”), whereby Hirsch agreed to make certain payments to Secure Keyboards and Secure Networks, as set forth in the 1994 Settlement Agreement; and

WHEREAS, on December 10, 2008, SCM, Hirsch and two-wholly-owned subsidiaries of SCM entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM through a two-step merger (the “Merger”); and

WHEREAS, in connection with or as a result of the Merger and the other transactions contemplated by the Merger Agreement, SCM, Hirsch, certain subsidiaries of Hirsch and/or certain officers, directors and shareholders of Hirsch and/or its subsidiaries entered into or will enter into Ancillary Agreements (as defined in the Merger Agreement) and certain other agreements and understandings and deliver or will deliver certain certificates, documents or other instruments (any and all such Ancillary Agreements, agreements, certificates, documents or other instruments together, the “Merger Documents”); and

WHEREAS, on December 10, 2008, Parsons and Midland, as two of the four general partners of Secure Keyboards, delivered a letter of understanding to SCM, as such letter was amended and restated on January 30, 2009 (the “Keyboards Letter of Understanding”), which letter was intended to clarify the interpretation of the 1994 Settlement Agreement following the Merger; and

WHEREAS, the obligation of SCM to complete the Merger is subject to Miller’s and Villalobos’s agreement to become parties to and be bound by the Keyboards Letter of Understanding and to consent to the Merger; and

WHEREAS, Miller and Villalobos objected to, and indicated that they will not become parties to and be bound by, the Keyboards Letter of Understanding; and

WHEREAS, a dispute has arisen among the Parties regarding what the revenue base subject to the royalty arrangement under the 1994 Settlement Agreement would be following the Merger; and

WHEREAS, on March 18, 2009, Plaintiffs commenced an action against Defendants in the Superior Court of the State of California in and for the County of Los Angeles entitled Secure Keyboards, Ltd., Luis Villalobos, and Howard B. Miller v. SCM Microsystems, Inc., Felix Marx, and Hirsch Electronics, Corporation, et al., Case No. SC102226 (the “Action”); and

WHEREAS, the Complaint filed in the Action (the “Complaint”) asserts a cause of action against Hirsch for alleged breach of the 1994 Settlement Agreement, and causes of action against SCM and Marx for alleged interference with the 1994 Settlement Agreement and the relationship between Hirsch and Secure Keyboards; and

WHEREAS the summons and Complaint in the Action have not been served on any Defendant, but Defendants nonetheless dispute all of the allegations set forth in the Complaint; and

WHEREAS, the Parties have independently concluded, with the benefit of advice of counsel, that their respective self-interests would be best served by compromising, settling, and concluding all disputes currently or potentially existing between them, including but not limited to all disputes alleged or referred to in the Action, by entering into this Settlement Agreement and the releases contained herein, and by ultimately dismissing the Action with prejudice, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, the undersigned Parties to this Settlement Agreement hereby agree, for good and valuable consideration, receipt of which is hereby acknowledged, as follows:

1. Incorporation of Recitals. The above Recitals are incorporated herein by reference.

2. Settlement Terms.

(a) Dismissal of the Action without Prejudice. Within five (5) calendar days after the Effective Date, Plaintiffs shall cause the Action to be dismissed without prejudice in its entirety, and in no event shall Plaintiffs cause the Complaint to be served on any Defendant.

(b) Dismissal of the Action with Prejudice. Within five (5) calendar days after the “Effective Time,” as such term is defined in the Merger Agreement, Plaintiffs shall cause the Action to be dismissed with prejudice in its entirety, and in no event shall Plaintiffs cause the Complaint to be served on any Defendant.

(c) Amendment and Restatement of the 1994 Settlement Agreement. Upon entry into this Settlement Agreement, Secure Keyboards, Secure Networks, Villalobos, Miller, Midland, Parsons and Hirsch shall execute an Amended and Restated 1994 Settlement Agreement (the “Amendment and Restatement”), in substantially the form attached hereto as Exhibit A. The Amendment and Restatement shall become effective and binding on the Effective Date hereof, provided that sections 2 and 3 thereof shall not become effective until the Effective Time; provided, further, that in the event of the termination of the Merger Agreement prior to the Effective Time, the Amendment and Restatement shall be null and void.

(d) Presence in California Insufficient to Create Personal Jurisdiction. No Party shall at any time attempt to construe, offer or use the presence in the State of California, at any time and for any purpose whatsoever, of SCM or Marx or any of their respective Associates (as defined below), as a basis for asserting that any federal, state or local court within the State of California has or may exercise personal jurisdiction over Marx or any of his Associates.

(e) Guaranty of Periodic Payments Under Amendment and Restatement. Upon entry into this Settlement Agreement and the execution of the Amendment and Restatement, SCM shall enter into a Limited Guarantee of the payment obligations of Hirsch under the Amendment and Restatement in substantially the form attached hereto as Exhibit B. The Limited Guarantee shall not become effective until the Effective Time.

(f) Waiver of Closing Condition. Upon the entry into this Settlement Agreement and the execution of the Amendment and Restatement, SCM shall execute and deliver to Hirsch a written waiver to the closing conditions to the Merger set forth on Schedule 7.3(c) of the Merger Agreement (other than the consent of the landlord), subject to the continued effectiveness and performance by Keyboards and Networks and each of their respective general partners and Hirsch of this Settlement Agreement and the Amendment and Restatement, with such waiver to become effective immediately prior to the Effective Time of the Merger.

(g) Tolling of Statute of Limitations. In the event this Settlement Agreement is terminated prior to the Effective Time and the releases in Section 8 do not become effective, and only in that event, the Parties agree that the statute of limitations for any claims previously alleged in the Action is tolled for the period between the original filing date of the Action and the date of any termination of this Settlement Agreement.

3. No Admission of Fault or Liability. This Settlement Agreement is a compromise of disputed claims, and nothing contained in this Settlement Agreement shall be construed to be an admission of fault or liability on the part of any Party hereto, all such fault or liability being expressly denied by each and every Party hereto.

4. No Assignment of Claims. Each Party represents and warrants to the other Parties that it has not hypothecated or otherwise encumbered or assigned any claim or cause of action released herein arising out of, from, or in connection with the Action, or any other matter which is being released as part of this Settlement Agreement.

5. No Other Legal Proceedings. Each Party represents and warrants to the other Parties that no legal proceeding other than the Complaint in the Action has been filed by it against any other Party in any forum arising out of, from, or in connection with any of the matters underlying the Action.

6. Authority to Enter Into Settlement Agreement. Each Party represents and warrants to the other Parties that it has the power and authority to enter into, execute, deliver and perform this Settlement Agreement, and that there are no other persons or entities whose consent to this Settlement Agreement or whose joinder herein is necessary to make effective the provisions of this Settlement Agreement.

7. Reliance on Independent Legal Advice. Each Party represents and warrants to the other Parties:

(a) That it has received advice from his or its own respective, independent legal counsel prior to its execution of this Settlement Agreement;

(b) That the legal nature and effect of this Settlement Agreement has been explained to it by its respective counsel;

(c) That it fully understands the terms and provisions of this Settlement Agreement and the nature and effect thereof;

(d) That it is relying solely on the advice of its own legal counsel in executing this Settlement Agreement;

(e) That it has not relied upon any representation or statement of any other Party or counsel for any other Party not contained in this Settlement Agreement;

(f) That it has carefully read this Settlement Agreement, knows the contents thereof, and is executing the same freely and voluntarily; and

(g) That it is aware that it or its respective attorneys may hereafter discover facts different from or in addition to the facts that they now know or believe to be true with respect to the matters underlying the Action, but that its intention is to fully and finally release the claims released herein to the full extent of the releases contained in this Settlement Agreement.

8. Releases of Claims and Waivers of Cal. Civ. Code § 1542.

(a) SCM Releasors’ Release of Secure Releasees. Upon the Effective Time, SCM and Marx, on behalf of themselves and each of their respective Associates (which for the avoidance of any doubt, does not include Hirsch or Midland or any person or entity claiming through either of them) (collectively, the “SCM Releasors”), do hereby remise, release, waive, acquit, and forever discharge Secure Keyboards, Secure Networks, Villalobos, Miller, Midland and Parsons and each of their respective Associates (collectively, the “Secure Releasees”), of and from any and all claims, debts, demands, actions, causes of action, suits, dues, sums of money, accounts, reckonings, bonds, covenants, contracts, controversies, agreements, promises, judgments, acts, omissions, variances, damages, executions, and liabilities, both in law and equity, federal and state, known or unknown, suspected or unsuspected (collectively, “Claims”), which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any of the matters alleged in or referred to in the Action; provided, however, that the SCM Releasors explicitly do not release the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with (i) the Merger, the Merger Agreement or the Merger Documents, (ii) the business of Hirsch or the Secure Releasees’ business relationship with Hirsch, (iii) the obligations of the Secure Releasees under the Amendment and Restatement or Limited Guarantee, (iv) any breach or noncompliance by any Secure Releasee of this Settlement Agreement, or(v) any matter not alleged in or referred to in the Action.

(b) Hirsch Releasors’ Release of Secure Releasees. Upon the Effective Time, Hirsch, on behalf of itself and its Associates (which for the avoidance of any doubt, does not include SCM or Marx or any person or entity claiming through either of them) (collectively, the “Hirsch Releasors”), do hereby remise, release, waive, acquit, and forever discharge the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any of the matters alleged in or referred to in the Action; provided, however, that the Hirsch Releasors explicitly do not release the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with (i) the Merger, the Merger Agreement or the Merger Documents, (ii) the business of Hirsch or the Secure Releasees’ business relationship with Hirsch, (iii) the obligations of the Secure Releasees under the Amendment and Restatement or Limited Guarantee, (iv) any breach or noncompliance by any Secure Releasee of this Settlement Agreement, or (v) any matter not alleged in or referred to in the Action.

(c) Secure Releasors’ Release of SCM/Hirsch Releasees. Upon the Effective Time, Secure Keyboards, Secure Networks, Villalobos, Miller, Midland and Parsons, on behalf of themselves and each of their respective Associates (which for the avoidance of any doubt, does not include SCM or Hirsch) (collectively, the “Secure Releasors”), do hereby remise, release, waive, acquit, and forever discharge SCM, Marx and Hirsch and each of their respective Associates (collectively, the “SCM/Hirsch Releasees”) of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any matter whatsoever, including but not limited to the 1994 Settlement Agreement, the Merger, the Merger Agreement, the Merger Documents, any of the matters alleged in or referred to in the Action, or any other matter at any time up to the Effective Time; provided, however, that this release shall not release Hirsch from any of its obligations under the Amendment and Restatement, SCM from any of its obligations under the Limited Guarantee or any breach or noncompliance by any SCM/Hirsch Releasee of this Settlement Agreement.

(d) Hirsch Releasors’ Release of SCM Releasees. Upon the Effective Time, the Hirsch Releasors do hereby remise, release, waive, acquit, and forever discharge SCM and Marx, and each of their respective Associates (which for the avoidance of any doubt, does not include Hirsch or Midland or any person or entity claiming through either of them) (collectively, the “SCM Releasees”) of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with the 1994 Settlement Agreement, any of the matters alleged in or referred to in the Action, or any other matter relating in any way to Hirsch’s business relationship with the Secure Releasees; provided, however, that this release shall not release (i) any breach or noncompliance by any SCM Releasee of this Settlement Agreement, the Merger, the Merger Agreement, or the Merger Documents; (ii) any rights to earned but unpaid compensation related to employment by Hirsch for the last pay period prior to the Effective Time of the Merger, which rights, in the case of individuals named in Schedule 3.31 of Hirsch’s disclosure schedules to the Merger Agreement, are consistent with that schedule; or (iii) any rights to accrued but unused benefits related to employment by Hirsch prior to the Effective Time of the Merger pursuant to the benefit plans set forth in Schedule 3.14(a) of Hirsch’s disclosure schedules to the Merger Agreement.

(e) Waiver of Cal. Civ. Code § 1542. The Parties to this Settlement Agreement further warrant, represent and agree that they are fully aware of California Civil Code Section 1542, which provides as follows:

SEC. 1542. GENERAL RELEASE. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereby waive and relinquish every right or benefit that they have or might have under Section 1542 to the full extent that they may lawfully waive such right or benefit with regard to the subject matter of this Settlement Agreement. In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they might later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention hereby fully, finally and forever to settle and release the matters, known or unknown, suspected or unsuspected, which now exist, or previously existed between the Parties, that are released in this Settlement Agreement. This Settlement Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact, or mistake of law or fact and shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. In furtherance of such intention, the releases given pursuant to this Settlement Agreement shall be in, and shall remain in, effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts.

(f) Covenant Not To Sue. Except for the enforcement of this Settlement Agreement, each releasing Party, for itself, and for all of its respective Releasors (defined in subparagraphs 8(a)-(d) above), hereby covenants not to sue each released Party or any of its respective Releasees (defined in subparagraphs 8(a)-(d) above) based on any Claim covered by that releasing Party’s release (set forth in subparagraphs 8(a)-(d) above).

(g) No Release of Obligations or Rights Under This Settlement Agreement. Notwithstanding the foregoing, nothing herein shall operate to release any of the Parties’ obligations or rights under this Settlement Agreement, nor their rights to enforce the same.

(h) Associates. As used herein with respect to any Party, person or entity, the term “Associates” means each of such Party’s person’s or entity’s past, present, and future parents, subsidiaries, affiliates, partnerships, LLCs or other related business entities, divisions, members, partners, shareholders, owners, investors, co-venturers, alter egos, predecessors, successors and assigns, and each of their respective past, present, and future officers, directors, members, partners, shareholders, owners, investors, co-venturers, alter egos, employees, attorneys, consultants, experts, insurers, agents, representatives, spouses, heirs, executors, administrators, predecessors, successors, and assigns.

9. Good Faith Settlement. The Parties hereby stipulate and agree that the settlement memorialized in this Settlement Agreement is a good faith settlement between and among the Parties within the meaning of California Code of Civil Procedure Section 877.6.

10. Governing Law. This Settlement Agreement shall be interpreted in accordance with and governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California, exclusive of choice-of-law principles.

11. Integration. This Settlement Agreement, the Amendment and Restatement, and the Limited Guarantee, constitute the full and entire understanding and agreement between the parties with respect to the settlement of the Action, and supersedes all prior settlement conversations, negotiations, and understandings between them with respect to the settlement of the Action.

12. Each Party to Bear Own Costs and Attorneys’ Fees. Each Party hereto shall bear its own respective costs, expenses, and attorneys’ fees with respect to the Action and this Settlement Agreement.

13. Jointly Drafted. This Settlement Agreement shall be deemed to have been negotiated and drafted at the joint request, direction, and instruction of each of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any of the Parties.

14. Amendment Only In Writing. This Settlement Agreement may be amended only by a written agreement executed by all Parties hereto.

15. Severability. In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of the Settlement Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

16. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument. Facsimile and .pdf copies of this Agreement shall have the same force and effect as an original.

17. Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

19. Headings. Headings contained in this Settlement Agreement are for convenience of reference only and are not intended to alter or vary the construction and meaning of this Settlement Agreement.

20. Effect of Settlement Agreement if Merger Not Consummated. In the event the Merger Agreement is terminated prior to its Effective Time, this Settlement Agreement shall terminate, shall have no force or effect, and shall be null and void. This Settlement Agreement and any other past, present, or future settlement communications shall be deemed confidential and shall not be used for any purpose in this action or any other proceedings, including but not limited to any purpose prohibited by California Evidence Code Section 1152.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the Effective Date.

SECURE KEYBOARDS, LTD.

By:	/s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By:	/s/ Lawrence W. Midland

Lawrence W. Midland, General Partner
By:	/s/ Howard Miller

Howard Miller, General Partner
By:	/s/ Luis Villalobos

Luis Villalobos, General Partner

SECURE NETWORKS, LTD.

By:	/s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By:	/s/ Lawrence W. Midland

Lawrence W. Midland, General Partner

/s/ Luis Villalobos

Luis Villalobos, individually

/s/ Howard Miller

Howard B. Miller, individually

/s/ Larry Midland

Larry Midland, individually

/s/ Robert Parsons

Robert Parsons, individually

SCM MICROSYSTEMS, INC.

By:	/s/ Dr. Manfred Mueller

Dr. Manfred Mueller

Executive Vice President Strategic Sales & Business Development

/s/ Felix Marx

Felix Marx, individually

HIRSCH ELECTRONICS CORPORATION

By:	/s/ Larry Midland

Larry Midland

President